Exhibit 5.1

June 11, 2007

(212) 351-4000	C 64616-00003

(212) 351-4035

Molson Coors Brewing Company
The Guarantors listed on Schedule I hereto
1225 17th Street
Denver, CO 80202

Re:	Molson Coors Brewing Company Registration Statement on Form S-3 filed June 11, 2007

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-3 (the "Registration Statement"), of Molson Coors Brewing Company, a Delaware corporation (the "Company"), and Coors Brewing Company, a Colorado corporation, Molson Coors Capital Finance ULC, a Nova Scotia unlimited liability company, Coors Distributing Company, a Colorado corporation, Coors International Market Development, L.L.L.P., a Colorado limited liability limited partnership, Coors Global Properties, Inc., a Colorado corporation, Molson Coors International LP, a Delaware limited partnership, CBC Holdco, Inc., a Colorado corporation, MCBC International Holdco, Inc., a Colorado corporation, Molson Coors International General, ULC, a Nova Scotia unlimited liability company, Coors International Holdco, ULC, a Nova Scotia unlimited liability company, and Molson Coors Callco ULC, a Nova Scotia unlimited liability company (collectively, the "Guarantors"), filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), in connection with the offering by the Company of Convertible Senior Notes due 2013 (the "Notes") and shares of Class B common stock of the Company, par value $0.01 per share (the "Shares"), issuable upon conversion of the Notes, and by the Guarantors of the related guarantees of the Notes (the "Guarantees," and together with the Notes and Common Stock, the "Securities"). The Notes and the Guarantees will be issued pursuant to the terms of an Indenture in the form filed as Exhibit 4.26 to the Registration Statement, proposed to be entered into by the Company, the Guarantors, and Deutsche Bank Trust Company Americas, as Trustee (the "Trustee"), to be supplemented by a First Supplemental Indenture in the form filed as Exhibit 4.27 to the Registration Statement, proposed to be entered into by the Company, the Guarantors and the Trustee (as so supplemented, the "Indenture"). In connection with the issuance of the Securities, the Company and the Guarantors propose to enter into an Underwriting Agreement, in the form to be filed as Exhibit 1.1 to the Registration Statement, with Deutsche Bank Securities Inc. and Citigroup Global Markets Inc. (the "Underwriting Agreement"). Capitalized terms defined in the Registration Statement and not otherwise defined herein are used herein as so defined.

        We have examined the originals, or photostatic or certified copies, of such records of the Company and the Guarantors and certificates of officers of the Company and the Guarantors and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

        Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that:

        1.     With respect to the Notes, when (a) the Indenture has been duly executed and delivered by the Company, the Guarantors and the Trustee, and (b) the Notes have been duly authenticated by the

Trustee and duly executed and delivered on behalf of the Company against payment therefor in accordance with the terms and provisions of the Indenture as contemplated by the Registration Statement and the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company.

        2.     The Shares initially issuable upon conversion of the Notes, when issued and delivered upon conversion of the Notes and in accordance with the terms of the Notes, will be validly issued, fully paid and non-assessable.

        3.     With respect to the Guarantees, when the (a) Indenture has been duly executed and delivered by the Company, the Guarantors and the Trustee, and (b) the Notes have been issued as described in paragraph 1 above, the Guarantees will constitute valid and binding obligations of the Guarantors.

        The opinions set forth in paragraphs 1 and 3 above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law. With respect to such opinions, we express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights, or (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to federal or state securities laws.

        We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and, for purposes of Paragraph 2 above, the Delaware General Corporation Law (the "DGCL"). We are not admitted to practice in the State of Delaware; however, we are generally familiar with the DGCL as currently in effect and have made such inquiries as we consider necessary to render the opinion contained in Paragraph 2 above. This opinion letter is limited to the effect of the current state of the laws of the State of New York and, to the limited extent set forth above, the DGCL, and the facts as they currently exist. We assume no obligation to revise or supplement this opinion letter in the event of future changes in such laws or the interpretations thereof or such facts.

        We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Legal Matters" in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,
/s/ Gibson, Dunn & Crutcher LLP

SCHEDULE I

Coors Brewing Company
Molson Coors Capital Finance ULC
Coors Distributing Company
Coors International Market Development, L.L.L.P.
Coors Global Properties, Inc.
Molson Coors International LP
CBC Holdco, Inc.
MCBC International Holdco, Inc.
Molson Coors International General, ULC
Coors International Holdco, ULC
Molson Coors Callco ULC